Exhibit 99.2

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included in this current report on Form 8-K.

OVERVIEW

Manitowoc is a diversified, multi-industry manufacturer of cranes, foodservice equipment and mid-size commercial and military ships. The centerpiece of our efforts is and will continue to be to provide customer-focused, quality products and services to the markets we serve, with the goal to continuously improve economic value for our shareholders. We report in three segments, Crane, Foodservice and Marine.

The following discussion and analysis covers key drivers behind our results for 2003 and is broken down into three major sections. First, we provide an overview of our results of operations for the years 2001 through 2003 on a consolidated basis and by business segment. Next we discuss our market conditions, acquisitions, liquidity and capital resources, and our risk management techniques. Finally, we provide a discussion of contingent liabililty issues, critical accounting policies, impacts of future accounting changes, and cautionary statements.

All dollar amounts, except per share amounts, are in thousands of dollars throughout the tables included in this Management Discussion and Analysis of Financial Conditions and Results of Operations unless otherwise indicated.

During the second quarter of 2004, we completed the sale of Delta Manlift SAS (“Delta”). In 2003, we decided to discontinue the scissor-lift and boom-lift product segments, to close the Potain GmbH facility in Dillingen, Germany (“Liftlux”) and to discontinue US Manlift production at the Shady Grove, Pennsylvania facility. The Delta, Liftlux and US Manlift businesses together constituted our aerial work platform (“AWP”) business. In addition, we sold the assets of North Central Crane & Excavator Sales Corporation (“North Central Crane”). In 2002, we sold Manitowoc Boom Trucks, Inc. (“Manitowoc Boom Trucks”) and determined to divest from Femco Machine Company, Inc. (“Femco”), which sale and divestiture occurred in 2003. The following discussion and analysis reflects the treatment of all of these operations as discontinued in accordance with SFAS No. 144. See “Selected financial data” and “Reconciliation of adjusted to historical financial data” for further information on our historical and adjusted results.

RESULTS OF CONSOLIDATED OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(Amounts in thousands of dollars)

Net sales	$1,570,856	$1,356,423	$984,423
Costs and expenses:
Cost of sales	1,238,122	1,035,086	713,825
Engineering, selling and administrative expenses	246,741	192,603	143,039
Amortization expense	2,919	2,001	11,074
Restructuring and plant consolidation costs	10,089	11,609	—
Curtailment gain	(12,897)	—	—
Total costs and expenses	1,484,974	1,241,299	867,938

Earnings from operations	85,882	115,124	116,485

Other expenses:
Interest expense	(56,901)	(51,963)	(37,408)
Loss on debt extingushment	(7,300)	—	(5,540)
Other income (expense), net	314	1,918	(1,268)
Total other expenses	(63,887)	(50,045)	(44,216)

Earnings from continuing operations before income taxes	21,995	65,079	72,269
Provision for taxes on income	3,959	23,429	27,875
Earnings from continuing operations	18,036	41,650	44,394

Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	(2,440)	105	1,154
Gain (loss) on sale or closure of discontinued operations, net of income taxes	(12,047)	(25,457)	—
Cumulative effect of accounting change, net of income taxes	—	(36,800)	—
Net earnings (loss)	$3,549	$(20,502)	$45,548

Year ended December 31, 2003 compared to 2002

Consolidated net sales increased 15.8% in 2003 to $1.6 billion from $1.4 billion in 2002. This increase in sales was due to the acquisition of Grove on August 8, 2002. Grove was included in our consolidated financial results for a full year in 2003 versus just under five months in 2002. Consolidated net sales for 2003 were also impacted by a further downturn in the US crawler crane market that began in 2002. The decline in the domestic crawler crane market was partially offset in the Crane segment by modest improvements in tower and mobile telescopic crane sales in parts of Europe and Asia. Consolidated net sales in 2003 were also negatively impacted in our Marine segment from customer deferrals of new construction projects and a union strike in the first quarter. In addition, our 2003 consolidated net sales were bolstered by the impact that the stronger euro had on the global consolidation of our US dollar denominated financial statements.

Gross margin decreased in 2003 to 21.2% from 23.7% in 2002. This decline was due to reduced margins in our Crane and Marine segments, offset by a gross margin improvement in our Foodservice segment. Crane segment gross margin declined 4.4 percentage points during 2003 as a result of the following items: (i) the loss of our ability to spread fixed costs over a comparable base of revenue due to the decline in production volumes in our domestic crawler crane business; (ii) a shift in product mix toward smaller mobile telescopic cranes; (iii) worldwide price competition in our Crane segment; and (iv) lower historical margins for the Grove product line. Foodservice segment gross margin increased 1.5 percentage points during 2003 as the result of facility consolidations and operational improvements. Marine segment gross margin declined 0.5 percentage points during 2003 due to the following: (i) the change in mix of new construction project work toward projects in their earlier stages; (ii) customer deferrals of new project awards during the year; and (iii) the impact of the strike at Marinette during the first quarter of the year. The strengthening of the euro versus the US dollar in 2003 caused our manufacturing costs to increase at our European manufacturing facilities when converted to US dollars in our consolidated financial statements. In addition, all of our segments experienced increased healthcare and insurance costs during 2003 versus 2002.

ES&A increased during 2003 to 15.7% of net sales versus 14.2% of net sales in 2002. This percentage increase was due to lower sales volumes in the Crane and Marine segments, a larger volume of new project quotation activity within our Marine segment, the impact of the exchange rate between the US dollar and the euro in 2003 versus 2002, and higher corporate expenses. The increase in corporate expenses in 2003 is the result of growth due to recent acquisitions, corporate assumption of certain staff responsibilities previously handled by acquired companies and 2003 increases in health and insurance costs. In addition, during 2003, we invested in the development and introduction of new products within both our Crane and Foodservice segments. Our investment in new products resulted in increases in research and development spending as well as additional engineering costs. During 2003, the Crane segment introduced 15 new products, while the Foodservice segment introduced 25 new products. Offsetting these increases in ES&A costs, the total ES&A expenses were less in the Foodservice and Marine segments in 2003 than they were in 2002 by 1.4% and 4.3%, respectively. All three of our segments took several actions to control and reduce certain ES&A expenses in 2003 and future years. These actions included the continued consolidation of Crane segment facilities in Europe, closure of our National Crane facility in Waverly, Nebraska, consolidating support functions and consolidations of certain of our beverage equipment distribution facilities.

Amortization expense of $2.9 million during 2003 increased 45.9% over the $2.0 million reported in 2002. This increase in amortization expense in 2003 was the result of a full year of amortization of patents acquired in the Grove acquisition during the third quarter of 2002 and the increased US dollar translation of amortization expenses denominated in euros.

Throughout 2003, we completed certain restructuring activities primarily within our Crane segment as a continuation of the Grove acquisition in 2002 as well as other initiatives to reduce our overall fixed cost structure.

We recorded a total of $10.1 million in restructuring costs during 2003. Of this amount, $3.5 million was the result of the write-down of the values of certain properties in the US and Europe that were made redundant as a result of our integration and reorganization activities. Our European crane operations also recognized $2.5 million in restructuring costs associated with the closure of certain facilities and the relocation of inventory, equipment and people to other facilities. We also recorded $3.0 million in restructuring costs associated with the closure of our National Crane production facility and the relocation of the production of our National Boom Truck product line. In addition, our Foodservice segment recorded $1.0 million in restructuring costs associated with the closure of its ice-machine production facility in Italy to be relocated to China and the disposal of our Multiplex facility in St. Louis, Missouri.

During 2003, we recognized a $12.9 million curtailment gain as the result of certain amendments to our postretirement health benefit plan, which will reduce the amount of certain benefits participants will receive in future years.

After taking all of the above matters into account, our consolidated operating earnings from continuing operations for the year ended December 31, 2003 were $85.9 million, which was 25.4% lower than 2002. Consolidated operating earnings in 2003 were 5.5% of net sales compared to 8.5% of net sales in 2002.

Interest expense during 2003 of $56.9 million was 9.6% higher than the $52.0 million recorded during 2002. This increase in 2003 is due to a full year’s worth of interest expense related to the 10 1/2% senior subordinated notes due 2012. These notes were issued in August 2002 to complete the Grove acquisition. In addition, the increase in the euro versus US dollar exchange rate caused increased expense associated with our euro-denominated 10 3/8% senior subordinated notes due 2011. The weighted average interest rate paid on all outstanding debt at December 31, 2003 was 7.9% as compared to 7.0% at December 31, 2002.

During 2003, we paid down $109.6 million of outstanding term debt due to strong cash flows. Only $46.3 million of our 2003 debt payments were required during the year. The remaining $63.3 million of debt reduction in 2003 was prepayments. During 2003, we incurred $7.3 million in costs resulting from these prepayments, of which $5.9 million was due to the write-off of deferred financing fees, and $1.4 million was costs incurred to unwind certain interest rate swaps.

The 2003 effective income tax rate for continuing operations was 18.0%, compared to 36.0% in 2002. The decrease in our effective tax rate in 2003 was due to the impact of certain global tax planning initiatives as well as the impact of fixed permanent book-tax differences on significantly lower pre-tax income.

Discontinued operations include the results of operations of Femco, North Central Crane and our AWP business and the costs associated with the sale or closure of these businesses. In addition, discontinued operations include the cost associated with the final purchase price adjustment from the sale of Manitowoc Boom Trucks in 2002. The AWP business which was discontinued included our Delta subsidiary, which was sold in the second quarter of 2004, the Liftlux product line and facility located in Dillingen, Germany, our scissor-lift and boom-lift product categories and our US Manlift product line. During 2003, we recorded a $14.8 million charge ($12.0 million net of tax) related to the decision to exit these AWP product categories and facilities and the sale of North Central Crane. This total charge is made up of the following items: (i) $3.5 million for early termination of a facility lease contract; (ii) $3.9 million for the write-down of certain inventory to its estimated realizable value; (iii) $1.4 million for employee severance; (iv) $4.9 million for the recognition of a goodwill impairment charge in the AWP reporting unit in the second quarter of 2003; and (v) $1.1 million for other asset impairment charges and estimated costs to close these operations.

Year ended December 31, 2002 compared to 2001

Consolidated net sales for the year ended December 31, 2002 increased 37.8% to $1.4 billion, from just under $1.0 billion for the same period in 2001. A significant portion of this increase is the result of the acquisitions in our Crane segment. Results for 2002 included a partial year of Grove, which we completed on August 8, 2002, and a full year of Potain, which was acquired on May 9, 2001. During 2002, Foodservice segment net sales increased 12.5% and Marine segment sales increased 20.8% versus the prior year. The Foodservice increase was due to increased volumes in our ice and beverage businesses during the second half of 2002, as well as increased sales volumes in our private label residential refrigerator product throughout the year. The sales increase in our Marine segment was due to strong new construction activity versus the prior year, including several US Coast Guard buoy tenders and the start up of production on one of three Staten Island ferries and a Great Lakes ice breaker for the US Coast Guard.

Gross margin decreased in 2002 to 23.7% from 27.5% in 2001. Gross margin in the Crane segment declined 5.4 percentage points in 2002 versus 2001. Cost of sales for 2002 includes a fourth quarter charge of $3.3 million associated with selling acquired Grove inventory at fair market value rather than actual production costs. Future periods will not been affected by similar charges because all of the write-up to fair value of the acquired inventory was reflected through costs of sales in 2002. The decline in gross margin in 2002 versus 2001 also resulted from lower volumes in our Crane segment and historically lower gross margins from the Grove product lines. Gross margin in the Foodservice segment decreased approximately 1.3 percentage points in 2002. The gross margin in our Marine segment decreased 3.9 percentage points in 2002 versus 2001. This decrease is primarily the result of a continued shift in the mix of revenues to lower-margin project work versus higher-margin repair work. In addition, all of our segments were impacted by higher healthcare costs in 2002.

ES&A expenses increased $49.6 million for the year ended December 31, 2002, compared to 2001. The majority of this increase was the result of the acquisition of Grove in August 2002, the acquisition of Potain in May 2001 and increased healthcare costs across all segments. These three items accounted for approximately $46.8 million of the $49.6 million increase. The remainder of the increase was primarily the result of increased engineering expenses in the Crane and Foodservice segments for new product development and increases in corporate expense as corporate assumed certain staff responsibilities previously handled in the business units of the acquired companies. As a percent of sales, ES&A decreased slightly to 14.2% of net sales in 2002 versus 14.5% for the year ended December 31, 2001. We took several actions in 2002 to control ES&A expense in the current and future years. These actions include consolidation of the Multiplex operation within the Foodservice segment and implementing a reorganization plan in the Crane segment following the Grove acquisition.

Amortization expense decreased $9.1 million for the year ended December 31, 2002, compared to the year ended December 31, 2001. This decrease is the result of our adoption of SFAS No. 142. Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized, but are subject to at least annual impairment tests at each reporting unit.

We adopted these new accounting rules for goodwill and other intangible assets on January 1, 2002. Under the transitional provisions of SFAS No. 142, we identified our reporting units, performed impairment tests on the net goodwill and other intangible assets associated with each of the reporting units using a valuation date of January 1, 2002, and determined that a transitional goodwill impairment charge of $51.0 million ($36.8 million net of income tax) was required. This impairment related to our reporting units as follows: Beverage Group (Foodservice segment) $33.1 million and Manitowoc Boom Trucks (Crane segment) $17.9 million. This charge was based upon current economic conditions in those industries. The impairment charge was recorded as a cumulative effect of accounting change in our consolidated statement of earnings in the first quarter of 2002 in accordance with the transitional provisions of SFAS No. 142. Under previous accounting requirements, no goodwill impairment would have been recorded on January 1, 2002.

During the first quarter of 2002, we recorded a charge of $3.9 million in connection with the consolidation of our Multiplex operations into our other Foodservice operations. We took these actions to streamline our cost structure and utilize available capacity. The charge included $2.8 million to write down the building and land, which was held for sale, to estimated fair market value less cost to sell; $0.7 million for the write-down of certain equipment; and $0.4 million related to severance and other employee related costs.

During the fourth quarter of 2002, we recorded a $7.7 million charge associated with the completion of certain integration activities related to the Grove acquisition and certain other restructuring activities in the Crane segment. This charge included $4.0 million related to severance and other employee related costs for headcount reductions at various Manitowoc Crane and Potain facilities; $2.7 million related to the write-down of certain property, plant and equipment; and $1.0 million related to lease termination costs.

After taking all of these matters into account, consolidated operating earnings for the year ended December 31, 2002, were $115.1 million, or 8.5% of net sales. This compares with $116.5 million, or 11.8% of net sales, for the year ended December 31, 2001.

Interest expense increased $14.6 million for the year ended December 31, 2002, compared to the same period in 2001. This increase was due to additional interest expense related to the 10 1/2% senior subordinated notes due 2012, which were issued in August 2002 to complete the Grove acquisition; additional amortization of debt issue costs related to these notes; and a full year of interest expense and amortization of debt issue costs related to the debt incurred for the Potain acquisition in May 2001. The weighted-average interest rate paid on all outstanding debt as of December 31, 2002 was 7.0%. The 2002 effective tax rate was 36.0% compared to 38.7% in 2001. The effective rate for 2002 approximated the combined domestic federal and state statutory rate reduced by lower foreign effective rates. The lower effective rate reflects the benefits of our global tax planning initiatives and the reduction of non-deductible goodwill amortization associated with our adoption of SFAS No. 142.

Discontinued operations include the results of operations of our AWP business, Femco, Manitowoc Boom Trucks and the costs associated with the sale or closure of these businesses. Our discontinued AWP business included Delta, the Liftlux product line and facility, our scissor-lift and boom-lift product categories and our US Manlift product line. In connection with the Grove acquisition, the United States Department of Justice raised concerns about a possible reduction in competition in the US boom truck market that could result from the acquisition. In order to address these concerns, Manitowoc and Grove agreed with the Department of Justice that, following the completion of the Grove acquisition, we would divest of either Manitowoc Boom Trucks or National Crane Corporation (Grove’s boom truck business). On December 17, 2002, we entered into an agreement with Quantum to sell all of the outstanding stock of Manitowoc Boom Trucks. The Department of Justice approved the sale on December 30, 2002, and it was completed on December 31, 2002. The sales resulted in a loss of approximately $32.9 million ($23.3 million net of income taxes), which has been recorded in gain (loss) on sale or closure of discontinued operations.

In addition, during the fourth quarter of 2002 we finalized our decision to offer Femco for sale. Femco was the Crane segment’s aftermarket replacement parts and industrial repair business. After the Grove acquisition, it was determined that Femco was not a core business to the Crane segment. Femco was sold in February 2003.

During December 2002, we recorded a $3.4 million ($2.1 million net of income taxes) charge related to the decision to divest of Femco. Of the charge, $2.2 million related to recording the net assets of Femco at fair value less cost to sell based on internal estimates. In addition, we performed an impairment analysis of the Femco goodwill in accordance with SFAS No. 142, and determined that the entire $1.2 million of goodwill was impaired. The cumulative $3.4 million charge was recorded in discontinued operations. At December 31, 2002, the assets and liabilities of Femco were recorded as held for sale in other non-current assets and liabilities, respectively, in our consolidated balance sheet.

ANNUAL SALES AND OPERATING EARNINGS BY SEGMENT

Operating earnings reported below by segment are reduced by the amount of expenses relating to restructurings and plant consolidations; these expenses were separately identified, and thus operating earnings did not reflect such expenses, in the Results of Consolidated Operations table above.

Crane

Net sales, operating earnings and operating margin of the Crane segment reflect the operations of AWP, North Central Crane, Manitowoc Boom Trucks and Femco as discontinued. See “Reconciliation of adjusted to historical financial data.”

	2003	2002	2001
	amounts in thousands
Net sales	$962,808	$674,060	$391,109
Operating earnings	24,437	55,613	62,654
Operating margin	2.5%	8.3%	16.0%

Year ended December 31, 2003 compared to 2002

Net sales in the Crane segment increased 42.8% in 2003 compared to 2002. This increase was primarily due to our acquisition of Grove on August 8, 2002. A full year of Grove sales is included in the Crane segment results for 2003. Grove’s net sales for the period from January 1, 2003 through August 8, 2003 were $311.1 million compared to zero in 2002 prior to its acquisition. Crane segment net sales in 2003 were also impacted by the continued and further downturn in the US crawler crane market that began for us in 2002. This decline in the crawler crane market was partially offset by modest improvements in tower and mobile telescopic crane sales in parts of Europe and Asia. In addition, the strengthening of the euro as compared to the US dollar during 2003 resulted in an increase in the US dollar equivalent for sales denominated in euro versus the prior year. Crane segment backlog stood at $213.2 million at December 31, 2003, versus $133.8 million at December 31, 2002.

Crane segment operating earnings decreased $31.2 million in 2003 versus 2002, which represents an operating margin decrease of 5.8 percentage points. A portion of the decrease is attributable to the inclusion of $9.1 million in restructuring costs as a reduction of Crane operating earnings in 2003 versus $7.7 million in 2002. These 2003 costs included $3.5 million for write-down of certain properties to their net realizable value. Approximately $3.0 million in restructuring costs related to the consolidation of our Waverly, Nebraska production into Shady Grove, and $2.5 million for the completion of our restructuring activities associated with our Potain workforce and facilities in Europe. Crane segment operating earnings were also negatively impacted by the following: (i) lower volumes in our domestic crawler crane business; (ii) a shift in product mix in the mobile telescopic product category to smaller capacity units; (iii) worldwide price competition across all product categories; and (iv) lower historical gross margins from the Grove product line.

Year ended December 31, 2002 compared to 2001

Net sales in the Crane segment increased 72.3% to $674.1 million in 2002 compared to 2001. This increase was primarily due to our acquisition of Grove in August 2002 and a full year of Potain sales in 2002. Grove’s net sales since the date of acquisition and Potain’s net sales from January 1, 2002 through May 9, 2002 were $218.4 million and $78.0 million, respectively. The Crane segment experienced a dramatic slowdown in the third quarter of 2002, which continued into the fourth quarter led primarily by decreased volumes in the crawler crane product category and the domestic market. During the first half of 2002, our crane sales outperformed the market and remained relatively stable compared to the overall industry, which was declining at a rate exceeding 10%. Beginning in the third quarter, our sales declined closer to industry rates. Crane segment backlog stood at $133.8 million at December 31, 2002, versus $54.8 million at December 31, 2001. The increase is primarily due to the acquisition of Grove during 2002. Excluding Grove, the Crane segment backlog stood at $48.9 million at December 31, 2002. The decrease in backlog, excluding Grove, is due to the weakened economic conditions that slowed the sales of our crawler cranes.

Crane segment 2002 operating earnings of $55.6 million include a reduction of $7.7 million for restructuring costs. This represents a 7.7% reduction in operating earnings in 2002 compared to 2001. Crane segment operating earnings in 2002 also include the full year impact of Potain operating earnings and the impact of Grove operating earnings since the date of acquisition. In addition, during the fourth quarter of 2002, the Crane segment recognized a $3.3 million charge for selling acquired Grove inventory at fair market value rather than actual production costs. The remaining decrease in Crane segment operating earnings in 2002 compared to 2001 occurred primarily as the result of the lower crawler crane production levels due to the sales decline discussed above.

Foodservice

	2003	2002	2001
	amounts in thousands
Net sales	$457,000	$462,906	$411,637
Operating earnings	65,927	56,749	57,942
Operating margin	14.4%	12.3%	14.1%

Year ended December 31, 2003 compared to 2002

Foodservice segment net sales decreased 1.3% in 2003 compared to 2002. This decrease was the result of lower overall industry shipments in the segment’s ice and beverage businesses. For the full year, industry shipments of ice machines were down approximately 5%. Despite these industry trends, the segment’s ice business reflected increased sales in 2003 compared to 2002, increasing our market share.

Beverage equipment sales in 2003 showed negative comparisons to 2002 due to a major chain new equipment rollout that occurred in the fourth quarter of 2002 that did not reoccur in 2003. Our private label residential refrigerator division net sales in 2003 remained flat compared to 2002. New product introductions by our Foodservice segment bolstered 2003 sales results with the introduction of 25 new products, including the initial rollout of its new “S” Series ice machine product during the fourth quarter of the year.

Foodservice segment operating earnings increased 16.2% in 2003 versus 2002 despite the slight decline in net sales. The significant improvement in operating earnings was due to the strength of the ice business sales, facility consolidation, continued operational improvements across all of the divisions and lower restructuring costs in 2003 ($1.0 million) compared to 2002 ($3.9 million). The 2003 restructuring costs included $0.7 million for closure of our Italian ice-machine production facility and movement of production to China. The remaining restructuring costs were recorded as a result of the additional loss on final disposition of the segment’s Multiplex production facility located in St. Louis, Missouri. In summary, the 2003 operating earnings increase of 16.2% far outpaced the 2003 net sales decline of 1.3% due to favorable mix of sales, operational improvements and facility consolidation.

Year ended December 31, 2002 compared to 2001

Foodservice segment net sales increased 12.5% to $462.9 million in 2002 compared to 2001 levels. This increase was primarily due to increased sales of ice and beverage products throughout the second half of the year, as well as increases in our private label residential refrigeration product throughout the year, while sales of commercial refrigeration products remained flat. We attributed this to commercial refrigeration’s dependency on new-store construction, which has been slower to recover compared with the replacement, expansion and remodeling activity that boosted ice and beverage equipment. For the full year, industry shipments of ice machines were up approximately 5%. New products played a key roll in our 2002 sales growth as several of our Foodservice businesses had major new product introductions during the year.

Operating earnings of the Foodservice segment decreased $1.2 million, or 2.1%, in 2002 compared to 2001. This decrease was primarily due to a $3.9 million restructuring charge taken by the Foodservice segment during 2002 for the consolidation of our Multiplex operations into other Foodservice operations. This improvement in the Foodservice segment’s operating margin was due to growth and related margin contributions in our ice, beverage and residential refrigerator operations, further cost reduction benefits from implementation of manufacturing operational improvements across all the segment’s businesses and consolidations within our beverage and refrigeration operations.

Marine

	2003	2002	2001
	amounts in thousands
Net sales	$151,048	$219,457	$181,677
Operating earnings	4,750	19,934	18,924
Operating margin	3.1%	9.1%	10.4%

Year ended December 31, 2003 compared to 2002

Marine segment net sales decreased 31.2% in 2003 versus 2002. This decrease was due in part to the impact of the 44-day union strike at Marinette in the first quarter of 2003. The strike slowed ship construction progress. The impact of customer deferrals of awarding new construction contracts in the second half 2003 also contributed to the decrease. In addition, several ships that were scheduled to dock at our facilities on the Great Lakes in the fourth quarter of 2003 were rescheduled for winter dry docking until the first quarter of 2004 as many of these boats remained active longer than expected.

Operating earnings in the Marine segment decreased $15.2 million, or 76.2% in 2003 compared to 2002. The reasons for this decline are the following: (i) the change in mix of new construction project work toward newer projects and more commercial construction contracts; (ii) customer deferrals of new project awards during the year; (iii) the impact of the first quarter strike at Marinette on project construction progress and efficiency; and (iv) additional costs incurred in 2003 on bidding for new project contracts. These negative pressures on operating earnings were offset slightly by an increase in ship repair activities during 2003 compared to 2002.

Year ended December 31, 2002 compared to 2001

New construction activity was strong throughout the year and resulted in Marine segment net sales increasing 20.8% to $219.5 million in 2002 compared to 2001. Our 2002 new-construction projects included several buoy tenders and a Great Lakes icebreaker for the US Coast Guard, in addition to the start up of construction on the first of three Staten Island ferries for the City of New York.

Operating earnings increased approximately $1.0 million for the year ended December 31, 2002 compared to the same period in 2001 due primarily to new-construction growth. Operating margins in 2002 decreased approximately 1.3 percentage points compared to 2001. We have experienced a decline in demand for higher-margin repair work for more than two years, primarily due to issues affecting the steel industry, low water levels on the Great Lakes and general domestic economic conditions.

General corporate expenses

	2003	2002	2001
	amounts in thousands
Corporate expenses	$19,210	$15,171	$11,961
% of net sales	1.2%	1.1%	1.2%

Year ended December 31, 2003 compared to 2002

Corporate expenses increased 26.6% in 2003 versus 2002, but remained flat as a percentage of net sales at 1.2%. The reasons for the $4.0 million increase year-over-year include additional personnel and related benefits resulting from our growth and the assumption of certain staff responsibilities previously handled by acquired companies, costs of compliance with new governmental regulations, certain reserves for litigation and additional depreciation expense.

Year ended December 31, 2002 compared to 2001

Despite increasing 26.8% in 2002, corporate expenses remained constant as a percentage of net sales. This reflects both the growth from acquisition and corporate assumption of certain staff responsibilities previously handled in the field.

Market Conditions and Outlook

During 2003, nearly 70 percent of our Crane segment revenues and 40 percent of our consolidated net sales were from international markets.  The increases were the result of strategies to diversify our geographic base and product offering during the continued downturn in the U.S. crane market, especially for the crawler crane products.  While penetration in global markets is helpful to us, it also adds complexity and susceptability to global risks and issues.  Specifically, the issues of the strengthening Euro versus the U.S. Dollar throughout 2003, and the impact of worldwide steel market activities on the costs of steel for our manufacturing processes, impacted us during the year and will continue to provide challenges and opportunities in 2004.  With the end of the war in Iraq, certain markets have now become available to us that were not available in past years, but continued unrest in Iraq and the Middle East in general, have stymied significant immediate growth in that region.  The U.S. economy appears to have hit the bottom in our end markets. We are seeing preliminary signs of recovery in the U.S., while certain European and Asian economies also appear to be strengthening.

Although the signs appear to be favorable, we are cautiously optimistic about the strength and significance of the U.S. or any global economic recovery.  We have not planned for any significant recoveries in 2004 and we will continue to protect our market shares and improve our cost structures so that we increase our benefits when the economies do rebound. Because of our efforts to become more global in our Crane and Foodservice businesses, we continue to be affected now more than ever by non-domestic world economies.  The economies of Europe and Asia, in particular, affect our international performance.

We believe that our diversified business model in terms of global presence and broad product offerings proved beneficial to us in 2003 and will continue to provide stability to our company into the future.  The strength of our Foodservice segment performance in 2003 helped to offset relatively weaker performances in our Crane and Marine segments.  Diversification within our segments also proves beneficial.  In our Crane segment, stronger international performance, particularly in some parts of Europe and Asia, helped to lessen the continued impact of a weak North American crawler crane market.

Cranes and Related Products — The Crane market continued its decline during 2003.  With the exception of the Chinese market, most of our global markets were down in 2003.  The continued decline in the North American crane market was most pronounced, especially the crawler crane market, which declined by over 50 percent from 2002.  Pricing has been competitive on a global basis.  Declining market prices accelerated in the second half of 2003.  As we head into 2004.  However, we believe that the decline in volumes and prices, in general, has now stabilized.

During 2003, we grew market share in most product segments in North America and Europe.  In addition, we grew market share in many of our Asian markets and made inroads in South America.  We are investing in infrastructure in Asia so that we can continue to grow faster in that market place.  During 2003, we also formed an alliance with Kobelco Construction Machinery Company, a large Japanese construction equipment manufacturer.  We continue to invest in new products and product support.  In 2003, we introduced 15 new products in the Crane segment, which is the most that the Crane segment has introduced in one year.

Looking into 2004, we expect volumes to be flat to slightly up from 2003 on worldwide basis.  We believe that we have seen the bottom of the market, but at this point we are not seeing any significant signs of a recovery.  In addition, we believe we will continue to see a relatively strong Euro through 2004, as well as increased costs of some commodities such as steel.  We have plans to adapt to these conditions.  In this environment we plan to protect our market share by providing our customers with what we believe is the best value in the industry.  We will also work to grow our market share globally by leveraging the strength of our brand names and expanded product offering.

In 2004 we plan to introduce 16 new models.  We will also continue to expand our global reach.  One way to achieve this expansion is through the strategic positioning of our sales and product support infrastructure in Asia.  In addition, our global sales force is cross selling our entire product line.  Our recent acquisitions of Potain and Grove have given us a broad product offering and worldwide distribution and product support.  We believe these factors will help us grow market share in 2004.  In addition, we made great strides in 2003 to streamline our cost structure.  We have essentially completed the integration of Grove, including the rationalization of our AWP business, and the consolidation of our North American boom-truck production into our Shady Grove facility.  These consolidation and restructuring efforts have resulted in annual savings of $36 million over our 2002 cost base.  We believe that our growth strategy is solid and supported by the diversification of our global manufacturing and distribution presence.  We will continue to attack our markets geographically, rather than by product line.

Foodservice Equipment — In 2003, the Foodservice segment introduced more than 25 new products.  We believe these new product introductions helped us to outperform our industries during 2003 as we held sales steady in generally declining markets.  During 2003, we believe that our key markets hit the bottom of their cycles.  We believe these markets are beginning to improve.  During the last quarter of 2003, we experienced positive trends in year-over-year, same-store sales improvements in many of our customers’ segments, including the quick-serve segment.  In addition, we are seeing continued strengthening in the full-service and quick-casual dining segments, and rising lodging rates in the lodging industry.  Industry experts generally predict a two to two-and-a-half percent growth in foodservice equipment and supply sales for 2004.

The same factors that drove our strong operating performance in 2003 will continue to drive our business in 2004.  As the market improves, we expect to outperform the industry on the top line due to our wide range of new products that were introduced in 2003 and that continue to be rolled out in 2004.  Our strategy is to generate eighty percent of revenues from products introduced in the previous five years.  We also will continue to invest in foreign markets during 2004.  We plan to build a new engineering and manufacturing operations center in China.  Our plan is to relocate our existing operation to a new, larger and more high-tech facility, which will include manufacturing space, global procurement, and other global/regional centers of excellence.  Initially, we will manufacture ice machines and beverage equipment in this facility, but plan to expand to manufacture other products for this region.

Marine – The Marine segment had a difficult year in 2003 due to a number of factors, some of which were internal, but most of which were external.  One of the factors which hurt this segment during 2003 was the impact of the first quarter strike at Marinette Marine.  Although we believe that the outcome was favorable to all parties, the resolution took longer than we had hoped.  This labor action not only impacted our first quarter operating results, but had a ripple effect on our business through the remainder of 2003.  The larger issue that impacted the Marine segment in 2003 was the industry conditions that caused many of our customers to defer the award of major shipbuilding contracts until late in the year.  We believe the primary causes of these deferrals were our customers’ uncertainty about the state of the U.S. economy, as well as their inability to secure financing for these high dollar value projects.

Once our customers began to award new construction projects later in the year, our Marine segment won nearly all the major contracts that it bid on during the year.  Therefore, we go into 2004 with a full slate of work in our shipyards.  In addition, with a number of these contracts, we could land additional work through changes to the project scope and options for follow-on contracts.  Further more we bid on three new contracts in January 2004.  Even though we experienced the delay in contract awards through much of 2003, we are starting to see greater numbers of contracts out for bid at this point in 2004 as compared to the same period in 2003.  We are also working intently on two major contracts that will be announced in 2004.  One is the next phase of the U.S. Navy’s Littoral Combat Ship (LCS) project, which will involve construction of a prototype vessel, which we expect will be awarded in the second quarter of 2004.  We have been selected as a finalist, with our partners, Lockheed Martin, Gibbs & Cox, and Bollinger Shipyards, for the LCS project.  Furthermore, we are one of three companies in the running for a 180-vessel Response Boat Medium (RBM) contract, which the U.S. Coast Guard is expected to award in August 2004.

The improving U.S. economy is helping buoy our shipbuilding business.  We are beginning to see more impact on ship construction demand due to the OPA-90 legislation, as all current U.S. waterway oil hauling vessels will begin to be phased out in 2004, and must be replaced with double-hull vessels.  Another positive sign is that charter rates are beginning to increase worldwide, which means additional revenue for commercial customers that can be used to build new vessels.  Despite these positive economic indicators, however, there are two key issues which will impact our end markets in 2004.  The first issue continues to be the ability of our customers to find and secure adequate financing to support their new ship construction initiatives.  The second issue will be the financial strength of a portion of our non-governmental customer base, which is negatively impacted by the poor financial condition and outlook for U.S. steel manufacturers and customers in the supply chain for those companies.  Our Marine segment plans to continue to pursue new construction activities, provide superior repair and maintenance support to our customers, and work with other shipyards to provide integrated solutions to our mutual customers as the need arises.

ACQUISITIONS

Our growth in 2003, 2002 and 2001 was mainly due to our acquisitions in these years. Over the past five years we have completed eleven acquisitions. All of them were recorded using the purchase method of accounting. Each of these acquisitions is included in our consolidated statements of earnings beginning with the date of acquisition.

The success of our acquisition strategy is dependent upon our ability to successfully integrate the acquired businesses, operate them profitably and accomplish our strategic objectives underlying these acquisitions. We attempt to address these challenges by adhering to a structured acquisition assessment and integration process and by employing appropriate internal resources and experienced personnel to assist us in accomplishing our objectives.

2002 Acquisitions—On August 8, 2002 we acquired all of the outstanding common shares of Grove. The results of Grove’s operations have been included in our consolidated statements of earnings since that date. Grove is a leading provider of mobile telescopic cranes, truck-mounted cranes, boom trucks and aerial work platforms for the global market. Grove’s products are used in a wide variety of applications by commercial and residential building contractors as well as by industrial, municipal and military end users. Grove’s products are marketed to independent equipment rental companies and directly to end users under the brand names Grove Crane and National Crane.

We view Grove as a strategic fit with our crane business for a number of reasons. Grove is a global leader in the mobile telescopic crane industry, specifically in all-terrain and rough-terrain mobile telescopic cranes. We did not offer these types of cranes prior to the acquisition, so Grove filled this void in our product offering. Coupled with our entrance into the tower crane product line with the acquisition of Potain in 2001, Grove enables us to offer customers four major crane categories, namely crawler cranes, tower cranes, mobile telescopic cranes and boom trucks. With the addition of Grove, we are able to offer customers equipment and lifting solutions for virtually every construction application. We also believed that the combination of Potain and Grove would provide opportunities to capitalize on their respective strengths in systems, technologies and manufacturing expertise, and that this combination would create natural synergies in our worldwide distribution and service network.

The aggregate purchase price paid for Grove was $277.8 million. This included the issuance of $70.0 million of our common stock, the assumption of $202.4 million of Grove debt outstanding as of August 8, 2002 and direct acquisition costs of $5.4 million. In exchange for the outstanding shares of Grove common stock, we issued approximately 2.2 million shares of our common stock out of treasury with an average market price of $32.34 per share. The number of shares issued at the close of the transaction was calculated based on the average closing price of our common stock for the ten consecutive trading days ending on and including the second day prior to the closing of the transaction. In addition, we assumed all of Grove’s outstanding liabilities (approximately $477.8 million including the outstanding debt), contingencies and commitments. Substantially all of the assumed debt was refinanced.

The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed was allocated first to the identifiable intangible assets with the remaining excess accounted for as goodwill. We obtained third party valuations of identifiable intangible assets acquired. Based upon the appraisal report of identifiable intangible assets, the allocation was as follows: $26.0 million to trademarks and tradenames with an indefinite life; $11.9 million to an in-place distributor network with an indefinite life; $7.1 million to patents with a weighted-average 10-year life; and the remaining $63.1 million to goodwill.

The $63.1 million of goodwill is included in the Crane segment. None of this amount is deductible for tax purposes. We also obtained third party valuations of the fair value of inventory and property, plant and equipment acquired. Based upon the appraisal reports of these assets, we increased the value of inventory and property, plant and equipment by $3.3 million and $1.1 million, respectively. The $3.3 million fair value adjustment to inventory was charged to cost of goods sold during the fourth quarter of 2002 as the related inventory items were sold. The $1.1 million fair value adjustment to property, plant and equipment is being depreciated over the estimated remaining useful lives of the property, plant and equipment.

During 2003, we completed the purchase accounting related to the Grove acquisition and we recorded $30.2 million of purchase accounting adjustments to the August 8, 2002 Grove opening balance sheet. The purchase accounting adjustments related to the following: $13.2 million to finalize the accounting for deferred income taxes, related primarily to the Grove non-US operations; $12.4 million for consolidation of the National Crane facility located in Nebraska to the Grove facility located in Pennsylvania; $2.1 million, $0.5 million and $1.5 million for additional accounts receivable, inventory and warranty reserves, respectively; $0.9 million related to severance and other employee related costs for headcount reductions at the Grove facilities in Europe; $2.0 million of curtailment gain as a result of the closing of the National Crane facility located in Nebraska and its impact on pension obligations (reduction of goodwill); and $1.6 million for other purchase accounting related items.

During 2002, we also completed certain restructuring and integration activities relating to the Grove acquisition. We recorded a charge totaling $12.1 million related to these restructuring and integration activities during 2002. Of this amount, $4.4 million was recorded in the opening balance sheet of Grove and $7.7 million was recorded as a charge to earnings during the fourth quarter of 2002. The $4.4 million recorded in the opening balance sheet related to severance and other employee related costs for headcount reductions at Grove facilities.

On April 8, 2002, we purchased the remaining 50% interest in our joint venture Manitowoc Foodservice Europe (f/k/a Fabbrica Apparecchiature per la Praduzione del Ghiaccio Srl), a manufacturer of ice machines based in Italy. The aggregate cash consideration paid by us for the remaining interest was $3.4 million and resulted in $2.6 million of additional goodwill. The $2.6 million of goodwill is included in the Foodservice segment and is not deductible for tax purposes. During the second quarter of 2003, we recorded $0.7 million of purchase accounting adjustments to the April 8, 2002 opening balance sheet.

2001 Acquisitions—On May 9, 2001, we acquired all of the outstanding capital stock of Potain. Potain is a leading designer, manufacturer and supplier of tower cranes for the building and construction industry. The aggregate consideration paid was $425.2 million, which includes $307.1 million paid in cash, direct acquisition costs of $4.1 million ($0.4 million incurred during 2002), assumed liabilities of $138.8 million, the payment of a post-closing purchase price adjustment of $3.6 million in February 2002, and is less cash acquired of $28.4 million.

During 2002, we made certain purchase accounting adjustments for the Potain acquisition resulting in a reduction in goodwill of approximately $11.3 million. The primary purchase accounting adjustments recorded during 2002 were to adjust the book value of property, plant and equipment acquired to fair value based on an appraisal report, adjustment of deferred tax assets and to record a $8.1 million liability associated with certain restructuring and integration activities.

In addition, during 2002 a portion of the excess of the cost over fair value of the net assets acquired in the Potain acquisition was allocated to specific other intangible assets. Based upon an appraisal report, the allocation was as follows: $53.0 million to trademarks and tradenames with an indefinite life; $17.5 million to patents with a weighted-average 15-year life; $8.8 million to engineering drawings with a weighted-average 15-year life; $5.0 million to an in-place distribution network with an indefinite life; and the remaining $118.2 million to goodwill.

During the fourth quarter of 2003, we made a $1.0 million dollar adjustment to the Potain opening balance sheet for the reversal of the valuation allowance against an acquired net operating loss carryforward.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operations for the year ended December 31, 2003 was $150.9 million compared to $94.5 million for the year ended December 31, 2002.  This was applied to capital spending, dividends and a reduction in debt.  We had $47.2 million in cash and short term investments along with $96.4 million of unused availability under the terms of the Revolving Credit portion of our Senior Credit Facility at December 31, 2003.

On November 6, 2003, the company completed the sale of $150.0 million of 7 1/8% Senior Notes due 2013 (Senior Notes due 2013).  The Senior Notes due 2013 are unsecured senior obligations ranking prior to the company’s Senior Subordinated Notes due 2011 and Senior Subordinated Notes due 2012.  The company’s collateralized senior indebtedness, including indebtedness under its Senior Credit Facility, ranks equally with the Senior Notes due 2013, except that the Senior Credit Facility is collateralized by substantially all domestic tangible and intangible assets of the company and its subsidiaries.  The Senior Notes due 2013 are fully and unconditionally jointly and severally guaranteed by substantially all of the company’s domestic subsidiaries.  Interest on the Senior Notes due 2013 is payable semiannually in May and November each year, commencing May 1, 2004.  The Senior Notes due 2013 can be redeemed by the company in whole or in part for a premium on or after November 1, 2008. In addition, the company may redeem for a premium (107.125% of the face amount of the notes, plus interest) at any time prior to November 1, 2006 up to 35% of the face amount of the Senior Notes due 2013 with the proceeds of one or more equity offerings.  We used the net proceeds from the sale of the Senior Notes due 2013 for the prepayment of our Term Loan A and partial prepayment of the Term Loan B under the Senior Credit Facility.  We incurred approximately $3.6 million in financing fees in connection with the sale of these notes.

The company also incurred approximately $5.6 million of financing fees in 2003 related to senior debt covenants amendments and issuance of our $150 million of senior notes.  This amount is included Debt Issue Costs of the Consolidated Statement of Cash Flows.

We spent a total of $32.0 million during 2003 for capital expenditures.  The following table summarizes 2003 capital expenditures and depreciation by segment.

	Capital Expenditures	Depreciation
Crane	$25,028	$36,776
Foodservice	5,005	6,474
Marine	735	1,027
Corporate	1,209	1,160
Tota	$31,977	$45,437

We continue to fund capital expenditures to improve the cost structure of our business, to invest in new processes and technology, and to maintain high-quality production standards.  We expect that the trend in capital expenditures in 2004 will approximate segment depreciation levels.  As a result, we expect that our total capital expenditures should be near $40 million in 2004.

The change in working capital of continuing operations was a decrease (source of cash) of $79.5 million.  The details of these changes are reflected in the Consolidated Statement of Cash Flows.  The drivers of this decrease were an increase in short-term payables of $15.4 million, a decrease in inventory of $25.7 million, a decrease in accounts receivable of $5.0 million, and an increase in other liabilities of $27.3 million.

Our outstanding debt at December 31, 2003, consisted primarily of our 10 3/8% Senior Subordinated Notes due 2011, 10 ½% Senior Subordinated Notes due 2012, 7 1/8% Senior Notes due 2013, and borrowings under our Senior Credit Facility.

The Senior Credit Facility is comprised of a $175 million Term Loan A, a $175 million Term Loan B and $125 million Revolving Credit Facility.  As a result of scheduled payments and prepayments made since 2001, we have no amounts outstanding under our Term Loan A and $17.7 million outstanding under our Term Loan B, which requires quarterly principal payments of $0.1 million from December 2004 through March 2006, and quarterly principal payments of $3.5 million from June 2006 through May 2007.  There was no amount outstanding under the Revolving Credit Facility as of December 31, 2003.

Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on our consolidated total leverage ratio, as defined by the Senior Credit Facility.  The weighted-average interest rate for the Term Loan B facility was 4.33% at December 31, 2003.  The annual commitment fee in effect on the unused portion of our Revolving Credit Facility was 0.5% at December 31, 2003.  We had $96.4 million of unused availability under the terms of our Revolving Credit Facility at December 31, 2003.

To help finance the Potain acquisition in May 2001, we issued 175 million Euro (approximately $217.7 million at December 31, 2003 exchange rates) of 10 3/8% Senior Subordinated Notes due May 2011 (Senior Subordinated Notes due 2011).  The Senior Subordinated Notes due 2011 are unsecured obligations ranking subordinate in right of payment to all senior debt, rank equal to the Senior Subordinated Notes due 2012, and are fully and unconditionally, jointly and severally guaranteed by substantially all of our domestic subsidiaries.  Interest on the Senior Subordinated Notes due 2011 is payable semiannually in May and November of each year.  The Senior Subordinated Notes due 2011 can be redeemed in whole or in part by the company for a premium after May 15, 2006.  In addition, we may redeem for a premium (110.375% of the face amount of the notes, plus interest) at any time prior to May 15, 2004, up to 35% of the face amount of the Senior Subordinated Notes due 2011 with the proceeds from one or more public equity offerings.

As part of the Grove acquisition in August 2002, we issued $175 million of 10 ½% Senior Subordinated Notes due August 2012 (Senior Subordinated Notes due 2012).  The Senior Subordinated Notes due 2012 are unsecured obligations ranking subordinate in right of payment to all senior debt, rank equal to the Senior Subordinated Notes due 2011 and are fully and unconditionally, jointly and severally guaranteed by substantially all of our domestic subsidiaries.  Interest on the Senior Subordinated Notes due 2012 is payable semiannually in February and August each year, commencing February 1, 2003.  The Senior Subordinated Notes due 2012 can be redeemed by us in whole or in part for a premium on or after August 1, 2007. In addition, we may redeem for a premium (110.5% of the face amount of the notes, plus interest), at any time prior to August 1, 2005, up to 35% of the face amount of the Senior Subordinated Notes due 2012 with the proceeds from one or more public equity offerings.

Our debt-to-capital ratio at the end of 2003 was 66.5% versus 69.3% at the end of 2002.  This decrease was driven by repayment of debt during 2003, which was partially offset by foreign currency exchange rates..

The Senior Credit Facility, Senior Notes due 2013 and Senior Subordinated Notes due 2011 and 2012 contain customary affirmative and negative covenants.  In general, the covenants contained in the Senior Credit Facility are more restrictive than those of the Senior Notes due 2013 and Senior Subordinated Notes due 2011 and 2012.  Among other restrictions, the Senior Credit Facility covenants had required us to meet specified financial tests, which included minimum levels of earnings before interest, taxes, depreciation, and amortization (EBITDA), and various debt to EBITDA ratios which became more restrictive over time.  These covenants also limited the company’s ability to redeem or repurchase its debt, incur additional debt, make acquisitions, merge with other entities, pay dividends or distributions, repurchase capital stock, lend money or make advances, create or become subject to liens, and make capital expenditures.  The Senior Credit Facility also contains cross-default provisions whereby certain defaults under any other debt agreements would result in default under the Senior Credit Facility.  At December 31, 2002, the company was not in compliance with certain of its financial covenants.  On February 4, 2003, the company received an amendment and waiver to its Credit Agreement dated May 9, 2001, which cured these violations.  In addition, this amendment provided future relief under certain financial covenants that became more restrictive over time.  At June 30, 2003, the company was not in compliance with certain of its financial covenants.  On July 23, 2003, the company received an amendment and waiver to its Senior Credit Agreement dated May 9, 2001, which cured these violations.  In addition, the amendment eliminates the minimum EBITDA covenants and provides future relief under certain financial covenants that became more restrictive over time.  The non-financial test covenants discussed above are still in-place under the amended Senior Credit Agreement.  The company was in compliance with all covenants as of December 31, 2003, and based upon our current plans and outlook, the company believes it will be able to comply with these covenants during the subsequent 12-month period.

In April 2001, Standard & Poor’s assigned a double “B” corporate credit rating to our company, a double “B” rating to our Senior Credit Facility, and a single “B” plus rating to our Senior Subordinated Notes, all with a stable outlook.  Also in April 2001, Moody’s Investors Service assigned a Ba2 rating to our Senior Credit Facility and a B2 rating to our Senior Subordinated Notes with a positive outlook.  In March 2002, Standard & Poor’s issued a press release stating that we had been placed on credit watch with negative implications.  In July 2002, Standard & Poor’s removed the credit watch, but changed it’s outlook from stable to negative.  In July 2003, Standard & Poor’s lowered our corporate credit rating from a double “B” to a double “B” minus, lowered the rating to our Senior Credit Facility from a double “B” to a double “B” minus and lowered the rating on our Senior Subordinated Notes from a single “B” plus to a single “B.”  Moody’s Investors Service has taken no action concerning our rating since initiating them in April 2001.  We do not anticipate any future adjustments to these ratings would have a material impact on our liquidity.

Our debt position increases our vulnerability to general adverse industry and economic conditions and results in a significant portion of our cash flow from operations being used for payment of interest on our debt and making scheduled principal payments.  This could potentially limit our ability to respond to market conditions or take advantage of future business opportunities.  Our ability to service our debt is dependent upon many factors, some of which are not subject to our control, such as general economic, financial, competitive, legislative, and regulatory factors.  In addition, our ability to borrow additional funds under the Senior Credit Facility in the future will depend on our meeting the financial covenants contained in the credit agreement, even after taking into account such new borrowings.

The Senior Credit Facility or other future facilities may be used for funding future acquisitions, seasonal working capital requirements, capital expenditures, and other investing and financing needs.  We believe that our available cash, credit facility, cash generated from future operations, and access to debt and equity markets will be adequate to fund our capital and debt financing requirements for the foreseeable future.

Management also considers the following regarding liquidity and capital resources to identify trends, demands, commitments, events and uncertainties that require disclosure:

A.           Our Senior Credit Facility requires us to comply with certain financial ratios and tests to comply with the terms of the agreement. We were in compliance with these covenants as of December 31, 2003, the latest measurement date. The occurrence of any default of these covenants could result in acceleration of our obligations under the Senior Credit Facility (approximately $17.7 million as of December 31, 2003) and foreclosure on the collateral related to such obligations. Further, such an acceleration would constitute an event of default under the indentures governing our Senior Subordinated Notes due 2011 and 2012 and our Senior Notes due 2013.

B.             Circumstances that could impair our ability to continue to engage in transactions that have been integral to historical operations or are financially or operationally essential, or that could render that activity commercially impracticable, such as the inability to maintain a specified investment grade credit rating, level of earnings, earnings per share, financial ratios, or collateral. We do not believe that the risk factors applicable to our business are reasonably likely to impair our ability to continue to engage in our historical operations at this time.

C.             Factors specific to us and our markets that we expect to be given significant weight in the determination of our credit rating or will otherwise affect our ability to raise short-term and long-term financing. We do not presently believe that the risk factors applicable to our business are reasonably likely to materially affect our credit ratings or would otherwise adversely affect our ability to raise short-term or long-term financing.

D.            We do not have any significant guarantees of debt or other commitments to third parties. We have disclosed information related to guarantees in Note 15 to our Consolidated Financial Statements.

E.              Written options on non-financial assets (for example, real estate puts). We do not have any written options on non-financial assets.

OFF-BALANCE SHEET ARRANGEMENTS

Our disclosures concerning transactions, arrangements and other relationships with unconsolidated entities or other persons that are reasonably likely to affect materially liquidity or the availability of or requirements for capital resources are as follows:

•                  We have disclosed in Note 15 to the Consolidated Financial Statements our buyback and residual value guarantee commitments.

•                  We also lease various assets under operating leases. The future estimated payments under these arrangements are also disclosed in Note 18 to the Consolidated Financial Statements.

•                  We have disclosed our accounts receivable factoring arrangement with a bank in Note 9 to the Consolidated Financial Statements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

A summary of our significant contractual obligations as of December 31, 2003 is as follows:

	Total Committed	2004	2005	2006	2007	2008	Thereafter
Long-term debt	$577,810	$18,216	$183	$10,507	$6,974	$—	$541,930
Capital leases	14,490	7,000	1,618	1,654	1,601	1,432	1,185
Operating leases	82,228	16,087	13,534	11,971	10,613	8,965	21,058
Purchase obligations	—	—	—	—	—	—	—
Total committed	$674,528	$41,303	$15,335	$24,132	$19,188	$10,397	$564,173

* - There were no significant purchase obligation commitments at December 31, 2003

Additionally, at December 31, 2003, we had outstanding letters of credit that totaled $28.6 million.  We also had buyback commitments and residual value guarantees outstanding, that if all were satisfied at December 31, 2003, the total cash cost to us would be $33.1 million.

We maintain defined benefit pension plans for some of our operations in the United States and Europe. It is our policy to fund the pension plans at the minimum level required by applicable regulations. In 2003, cash contributions to the pension plans by us were $4.5 million, and we estimate that our pension plan contributions will be approximately $9.6 million in 2004.

RISK MANAGEMENT

We are exposed to market risks from changes in interest rates, commodities, and changes in foreign currency exchange.  To reduce these risks, we selectively use financial instruments and other proactive management techniques.  We have written policies and procedures that place financial instruments under the direction of corporate treasury and restrict all derivative transactions to those intended for hedging purposes.  The use of financial instruments for trading purposes or speculation is strictly prohibited.

For a more detailed discussion of our accounting policies and the financial instruments that we use, please refer to Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Debt,” of the Notes to the Consolidated Financial Statements.

Interest Rate Risk

In 2003 we used interest rate swaps to manage our exposure to interest rate movements such that approximately 50% of our debt is fixed rate and 50% is floating.  Under these swap agreements, we contract with a counter party to exchange the difference between fixed rates and floating rates applied to the notional amount of the swaps.  At December 31, 2003, we had outstanding one floating-to-fixed interest rate swap with a financial institution.  The fair value of the swap is recorded in the Consolidated Balance Sheet, with changes in fair value recorded in the accumulated other comprehensive income (loss) account within stockholders’ equity.  The interest payments or receipts from the interest rate swap are recognized in net earnings as adjustments to interest expense on a current basis.  At December 31, 2003, the floating-to-fixed interest rate swap had a notional amount of $17.3 million, interest rate of 3.56% and maturity date of August 2005.  The aggregate fair value of this swap agreement was negative $0.5 million at December 31, 2003.  In addition, as a result of prepayments made during 2003 we unwound a portion of this interest rate swap and recorded a charge of $1.4 million in the Consolidated Statement of Earnings as a component of Early Extinguishment of Debt. Our earnings exposure related to adverse movements in interest rates is primarily derived from our outstanding floating rate debt instruments that are indexed to a short-term international bank lending rate.  A 10% increase or decrease in the average cost of our variable rate debt would result in a change in pre-tax interest expense (net of impact of interest rate swaps) of approximately $0.2 million.  This amount was calculated assuming the year-end rate of interest on our variable rate debt was constant throughout the year.

As of December 31, 2003, we also have entered into five fixed-to-floating interest rate swaps with financial institutions.  These swap contracts effectively convert $232.4 million of our fixed rate Senior Subordinated and Senior Notes to variable rate debt.  Under these swap agreements, we contract with a counter-party to exchange the difference between a floating rate and the fixed rate applied to $232.4 million of our Senior Subordinated and Senior Notes.  These contracts are considered to be a hedge against changes in the fair value of the fixed-rate obligations.  Accordingly, these interest rate swap contracts are reflected at fair value in our Consolidated Balance Sheet at December 31, 2003, as an asset of $0.1 million and a liability of $0.9 million and the related debt is reflected at an amount equal to the sum of its carrying value plus an adjustment representing the change in fair value of the debt obligation attributable to the interest rate risk being hedged.  Changes during any accounting period in the fair value of the interest rate swap contract, as well as the offsetting changes in the adjusted carrying value of the related portion of fixed-rate debt being hedged, are recognized as an adjustment to interest expense in the Consolidated Statements of Earnings.  The change in the fair value of the swaps exactly offsets the change in fair value of the hedged fixed-rate debt; therefore, there was no net impact on earnings from these swaps for the year ended December 31, 2003.  A 10% increase or decrease in the floating rate we pay under these swap agreements would result in a change in pre-tax interest expense of approximately $1.6 million.  This amount was calculated assuming the year-end weighted-average rate of the swaps was constant throughout the year.

Interest swaps expose us to the risk that the counter-party may be unable to pay amounts it owes us under the swap agreements.  To manage this risk we enter into swap agreements only with financial institutions that have high credit ratings.

Commodity Prices

We are exposed to fluctuating market prices for commodities, including steel, copper, and aluminum.  Each of our business segments is subject to the effects of changing raw material costs caused by movements in underlying commodity prices.  We have established programs to manage the negotiations of commodity prices.  Some of these programs are centralized within business segments, and others are specific to a business unit.  In 2004, certain of these commodities, notably steel, have become subject to abnormal availability and price increase pressures. Although we have established procedures in place to manage these pressures, no guarantee of success can be made at this time.

Currency Risk

We have manufacturing, sales and distribution facilities around the world and thus make investments and enter into transactions denominated in various foreign currencies.  International sales, including those sales that originated outside of the United States, were approximately 43% of our total sales for 2003, with the largest percentage (31%) being sales into various European countries.  Although the vast majority of our international sales which originate within the United States are denominated in U.S. Dollars, with the acquisitions of Grove in 2002 and Potain in 2001, we are more exposed to transactional and translational foreign exchange risk in recent years.

Regarding transactional foreign exchange risk, we enter into limited forward exchange contracts to reduce earnings and cash flow impact on nonfunctional currency denominated receivables and payables, predominantly between our Euro-denominated operations and their customers outside the Euro zone.  Gains and losses resulting from hedging instruments offset the foreign exchange gains or losses on the underlying assets and liabilities being hedged.  The maturities of these forward exchange contracts generally coincide with the settlement date of the related transactions.  We also periodically hedge anticipated transactions, primarily at firm order date for orders to be sold into non-Euro-denominated locations, with forward exchange contracts.  These forward exchange contracts are designated as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  At December 31, 2003, we had outstanding $1.5 million of forward exchange contracts hedging outstanding firm orders and $1.1 million of forward exchange contracts hedging underlying accounts receivable.  A 10% appreciation or depreciation of the underlying functional currency at December 31, 2003, would not have a significant impact on our Consolidated Balance Sheet or Consolidated Statement of Earnings.  This is because any gains or losses under the foreign exchange contracts hedging accounts receivable balances would be offset by equal gains or losses on the underlying receivables.  Any gains or losses under the foreign exchange contracts hedging outstanding firm orders would not have a significant impact due to the relatively immaterial amount of contracts outstanding being hedged.

Our primary translation exchange risk exposure at December 31, 2003, was with the Euro.  To a much lesser extent, we are also exposed to translation risk with our other foreign operations, primarily in the United Kingdom and in China.  Our Euro-denominated 175 million Senior Subordinated Notes due 2011 offsets a significant amount of the translation risk with our operating movement Europe.  In addition, a large amount of the translation risk with our Chinese operations are naturally hedged with locally denominated debt.  The currency effects of these foreign-denominated debt obligations are reflected in the accumulated other comprehensive income (loss) account within stockholders’ equity, where they offset the translation impact of an equal amount of similarly foreign-denominated net assets of our European and Chinese operations.  A 10% appreciation or depreciation of the value of the Euro to the U.S. Dollar at December 31, 2003 would have the impact of increasing or decreasing the outstanding debt balance on our Consolidated Balance Sheet by $21.8 million.  This impact would be partially offset by gains and losses on our net investments in foreign subsidiaries whose functional currency is the Euro.

Continued expected strength in the Euro versus the U.S. Dollar in 2004 will require us to manage the transactional exchange risk through continued use of foreign currency hedging.  In addition, relative currency values will impact our strategic and operational activities.

At December 31, 2003, there was also a portion of our foreign currency translation exposure that was not hedged.  As a result, fluctuations in currency exchange can affect our stockholders’ equity.  Amounts invested in non-U.S. based subsidiaries are translated into U.S. Dollars at the exchange rate in effect at year-end.

The resulting translation adjustments are recorded in stockholders’ equity as cumulative translation adjustments.  The cumulative translation adjustment component of stockholders’ equity at December 31,

2003, is negative $12.0 million, or approximately 4.0% of total stockholders’ equity.  Using year-end exchange rates, the total amount invested in foreign operations at December 31, 2003 was approximately $450.1 million of which approximately $247.4 million was naturally hedged with local, non-U.S. Dollar debt.

ENVIRONMENTAL, HEALTH, SAFETY AND OTHER MATTERS

Our global operations are governed by laws addressing the protection of the environment, workers safety, and health.  Under various circumstances, these laws impose civil and criminal penalties and fines, as well as injunctive and remedial relief, for noncompliance.  They also may require remediation at sites where company-related substances have been released into the environment.

We have expended substantial resources globally, both financial and managerial, to comply with the applicable laws and regulations, and to protect the environment and our workers.  We believe we are in substantial compliance with such laws and regulations and we maintain procedures designed to foster and ensure compliance.  However, we have been and may in the future be subject to formal or informal enforcement actions or proceedings regarding noncompliance with such laws or regulations, whether or not determined to be ultimately responsible in the normal course of business.  Historically, these actions have been resolved in various ways with the regulatory authorities without material commitments or penalties to the company.

We have been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) in connection with the Lemberger Landfill Superfund Site near Manitowoc, Wisconsin.  Approximately 150 potentially responsible parties have been identified as having shipped hazardous materials to this site.  Eleven of those, including us, have formed the Lemberger Site Remediation Group and have successfully negotiated with the United States Environmental Protection Agency and the Wisconsin Department of Natural Resources to fund the cleanup and settle our potential liability at this site.  Recent estimates indicate that the total costs to clean up this site are approximately $30 million.  However, the ultimate allocations of cost for this site are not yet final.  Although liability is joint and several, our share of the liability is estimated to be 11% of the total cost.  Prior to December 31, 1996, we accrued $3.3 million in connection with this matter.  The amounts we have spent each year through December 31, 2003 to comply with our portion of the cleanup costs have not been material.  Remediation work at the site has been substantially completed, with only long-term pumping and treating of groundwater and site maintenance remaining.  Our remaining estimated liability for this matter, included in other current liabilities in the Consolidated Balance Sheet at December 31, 2003 is $0.6 million.  Based on the size of our current allocation of liability at this site, the existence of other viable potentially responsible parties and current reserve, we do not believe that any liability imposed in connection with this site will have a material adverse effect on our financial conditions results of operations, or cash flows.

At certain of our other facilities, we have identified potential contaminants in soil and groundwater.  The ultimate cost of any remediation required will depend upon the results of future investigation.  Based upon available information, we do not expect that the ultimate costs will be material to us.

We believe that we have obtained and are in substantial compliance with those material environmental permits and approvals necessary to conduct our various businesses.  Based on the facts presently known, we do not expect environmental compliance costs to have a material adverse effect on our financial condition, results of operations or cash flows.

As of December 31, 2003, various product-related lawsuits were pending.  To the extent permitted under applicable law, all of these are insured with self-insurance retention levels.  Our self-insured retention levels vary by business unit, and have fluctuated over the last five years.  The range of our self-insured retention levels are $0.1 million to $3.0 million per occurrence.  The high-end of our self-insurance retention level is a legacy product liability insurance program inherited in the Grove acquisition in 2002 for cranes manufactured in the United States for occurrences from 2000 through October 2002.  As of

December 31, 2003, the largest self-insured retention level currently maintained by us is $2.0 million per occurrence and applies to product liability for cranes manufactured in the United States.

Product liability reserves in the Consolidated Balance Sheet at December 31, 2003, were $31.8 million; $9.6 million reserved specifically for cases and $22.2 million for claims incurred but not reported which were estimated using actuarial methods.  Based on our experience in defending product liability claims, management believes the current reserves are adequate for estimated case resolution on aggregate self-insured claims and insured claims.  Any recoveries from insurance carriers are dependent upon the legal sufficiency of claims and solvency of insurance carriers.

At December 31, 2003 and 2002, we had reserved $41.7 million and $38.5 million, respectively, for warranty claims included in product warranties and other non-current liabilities in the Consolidated Balance Sheets.  Certain of these warranties and other related claims involve matters in dispute that ultimately are resolved by negotiations, arbitration or litigation.  Infrequently a material warranty issue can arise which is beyond the scope of our historical experience.

It is reasonably possible that the estimates for environmental remediation, product liability and warranty costs may change in the near future based upon new information that may arise or matters that are beyond the scope of our historical experience.  Presently, there are no reliable methods to estimate the amount of any such potential changes.

We are also involved in various other legal actions arising in the normal course of business, including numerous lawsuits involving asbestos-related claims in which we are one of numerous defendants.  After taking into consideration legal counsel’s evaluation of such actions, the current political environment with respect to asbestos related claims, and the liabilities accrued with respect to such matters, management, believes that the ultimate resolution of these claims will not to have a material adverse effect on the financial conditions, results of operations and cash flows.

We are also involved in various other legal actions arising in the normal course of business, which, taking into account the liabilities accrued and legal counsel’s evaluation of such actions, in the opinion of management, ultimate resolution is not expected to have a material adverse effect on our financial conditions, results of operations and cash flows.

CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements include accounts of The Manitowoc Company, Inc. and all its subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires us to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related notes that are incorporated by reference in this prospectus supplement. In preparing these consolidated financial statements, we have made our best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. We do not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. Although we have listed a number of accounting policies below which we believe to be most critical, we also believe that all of our accounting policies are important to the reader. Therefore, please refer also to the notes to the consolidated financial statements for more detailed description of these and other accounting policies of ours.

Revenue Recognition.    Revenue is generally recognized and earned when all the following criteria are satisfied with regard to a specific transaction: persuasive evidence of an arrangement exists, the price is fixed and determinable, collectibility of cash is reasonably assured and delivery has occurred or services have been rendered. We periodically enter into transactions with customers that provide for residual value guarantees and buyback commitments. These transactions are recorded as operating leases for all significant residual value guarantees and for all buyback commitments. These initial transactions are recorded as deferred revenue and are amortized to income on a straight-line basis over a period equal to that of the customer’s third-party financing agreement. In addition, we lease cranes to customers under operating lease terms. Proceeds received in connection with these transactions are recognized as revenue over the term of the lease, and leased cranes are depreciated over their estimated useful lives.

Revenue Recognition Under Percentage-of-Completion Accounting.    Revenue under long-term contracts within the Marine segment are recognized using the percentage-of-completion (“POC”) method of accounting. Under this method, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at the completion of the contract. Recognized revenues that will not be billed under the terms of the contract until a later date are recorded as “recoverable costs and accrued profit on progress completed not billed”, which are included in other current assets in the Consolidated balance sheet. Likewise, contracts where billings to date have exceeded recognized revenues are recorded as “amounts billed in excess of sales”, which are included in accounts payable and accrued expenses in the Consolidated balance sheet. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed when customer change orders are placed. Sales and gross profit are adjusted prospectively for revisions in estimated total contract costs and contract values. Claims against customers are recognized as revenue when it is probable that the claim will result in additional contract revenue and the amount can be reliably estimated. Estimated losses are recorded when identified. Historically, the reviews have not resulted in adjustments that were significant to our results of operations. The use of the POC method of accounting involves considerable use of estimates in determining revenues, costs and profits and in assigning the amounts to accounting periods. We continually evaluate all of the issues related to the assumptions, risks and uncertainties inherent with the application of the POC method of accounting.

Allowance for Doubtful Accounts.    Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Our estimate for the allowance for doubtful accounts related to trade receivables includes evaluation of specific accounts where we have information that the customer may have an inability to meet its financial obligations together with a general provision for unknown but existing doubtful accounts based on pre-established percentages to specific aging categories which are subject to change if experience improves or deteriorates.

Inventories and Related Reserve for Obsolete and Excess Inventories.    Inventories are valued at the lower of cost or market using both the first-in, first-out (FIFO) method and the last-in, first-out (LIFO) method and are reduced by a reserve for excess and obsolete inventories. The estimated reserve is based upon pre-established percentages applied to specific aging categories of inventory. These categories are evaluated based upon historical usage, estimated future usage and sales requiring the inventory. These percentages were established based upon historical write-off experience.

Goodwill and Other Intangible Assets.    We account for goodwill and other intangible assets under the guidance of SFAS No. 142. Under SFAS No. 142, goodwill is no longer amortized; however, it is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. We perform impairment reviews for our reporting units, which have been determined to be Cranes Americas; Cranes Europe, Middle East and Africa; Cranes Asia; Ice Group; Refrigeration Group; Beverage Group; and Marine Group, using a fair-value method based on the present value of future cash flows, which involves management’s judgments and assumptions. The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. We are subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value. The impairment testing performed by us at June 30, 2004 indicated that the estimated fair value of each reporting unit exceeded its corresponding carrying amount, including recorded goodwill, and that no impairment existed at that time. Other intangible assets with definite lives continue to be amortized over their estimated useful lives. Indefinite and definite lived intangible assets are also subject to impairment testing. A considerable amount of management judgment and assumptions are required in performing the impairment tests, principally in determining the fair value of each reporting unit. While we believe our judgments and assumptions were reasonable, different assumptions could change the estimated fair values and, therefore, impairment charges could be required.

Employee Benefit Plans.    We provide a range of benefits to our employees and retired employees, including pension and postretirement healthcare. Annually we record expenses relating to these plans based on calculations specified by US GAAP, which are dependent upon various actuarial assumptions such as discount rates, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The expected return on plan assets is based on our expectation of the long-term average rate of return on assets in the pension funds, which is reflective of the current and projected asset mix of the funds and considers the historical returns earned on the funds. We review our actuarial assumptions on at least an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As required by US GAAP, the effects of the modifications are recorded currently or amortized over future periods. Based on information provided by our independent actuaries and other relevant sources, we believe that the assumptions used are reasonable.

Product Liability.    We are subject in the normal course of business to product liability lawsuits. To the extent permitted under applicable laws, our exposure to losses from these lawsuits is mitigated by insurance with self-insurance retention limits. We record product liability reserves for our self-insured portion of any pending or threatened product liability actions. Our reserve is based upon two estimates. First, we track the population of all outstanding pending and threatened product liability cases to determine an appropriate case reserve for each based upon our best judgment and the advice of legal counsel. These estimates are continually evaluated and adjusted based upon changes to the facts and circumstances surrounding the case. Second, we obtain a third-party actuarial analysis to determine the amount of additional reserve required to cover incurred but not reported product liability issues and to account for possible adverse development of the established case reserve (collectively referred to as “IBNR”). This actuarial analysis is performed at least twice annually and our IBNR reserve for product liability is adjusted based upon the results of these analysis. We have established a position within the actuarially determined range, which we believe is the best estimate of the IBNR liability.

Income Taxes.    We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recorded a valuation allowance that represents foreign operating loss carryforwards for which utilization is uncertain. Management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against our net deferred tax assets. The valuation allowance would need to be adjusted in the event future taxable income is materially different than amounts estimated. Our policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign taxes are creditable in the United States. Accordingly, we do not currently provide for additional US and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.

Stock Options.    We account for our stock option plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock option based employee compensation costs are reflected in earnings, as all option grants under the plans had an excise price equal to the market value of the underlying common stock on the date of grant.

Warranties.    In the normal course of business we provide our customers a warranty covering workmanship, and in some cases materials, on products manufactured by us. Such warranty generally provides that products will be free from defects for periods ranging from 12 months to 60 months. If a product fails to comply with our warranty, we may be obligated, at our expense, to correct any defect by repairing or replacing such defective product. We provide for an estimate of costs that may be incurred under our warranty at the time product revenue is recognized based on historical warranty experience for the related product or estimates of projected losses due to specific warranty issues on new products. These costs primarily include labor and materials, as necessary associated with repair or replacement. The primary factors that affect our warranty liability include the number of shipped units and historical and anticipated rates of warranty claims. As these factors are impacted by actual experience and future expectations, we assess the adequacy of our recorded warranty liability and adjust the amounts as necessary.

Restructuring Charges.    Restructuring charges for exit and disposal activities are recognized when the liability is incurred. We use the definition of liability found in Financial Accounting Standards Board (“FASB”) Concept Statement No. 6, “Elements of Financial Statements.” In addition, the liability for the restructuring charge associated with an exit or disposal activity is measured initially at its fair value.

RECENT ACCOUNTING CHANGES AND PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “ Accounting for Obligations Associated with the Retirement of Long-Lived Assets.”  The provisions of SFAS No. 143 establish accounting standards for the recognition and measurement of an asset retirement obligation.  This statement was effective for us on January 1, 2003 and did not have a material effect on our Consolidated Financial Statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13 and Technical Corrections as of April 2002,” which mainly addresses the accounting and disclosure related to early extinguishment of debt transactions as well as several other technical corrections.  Generally, SFAS No. 145 was effective for us beginning January 1, 2003.  The adoption of SFAS No. 145 resulted in us reclassifying our 2001 loss on early extinguishment of debt from an extraordinary item to a component of earnings from continuing operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities.  SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred.  This statement also establishes that fair value is the objective for initial measurement of the liability.  Severance pay under SFAS No. 146, in many cases, would be recognized over time rather than up front.  The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, and did not have a significant impact on our Consolidated Financial Statements for 2003.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for certain derivative instruments.  Generally, the provisions of SFAS No. 149 are effective beginning July 1, 2003.  The adoption of SFAS No. 149 did not have a material impact on the company’s Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  Many of those instruments were previously classified as equity.  This statement also addresses the classification of financial instruments that include obligations to issue equity shares as equity.  The FASB has also subsequently issued a staff-position that effectively amended SFAS No. 150.  In general, this statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective as of July 1, 2003.  The adoption of SFAS No. 150 did not have an impact on our Consolidated Financial Statements.

In November 2002, the EITF reached a consensus regarding EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.”  The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement’s consideration should be allocated among separate units.  The pronouncement was effective for us commencing July 1, 2003 and did not have a significant impact on our Consolidated Financial Statements.

During December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.  These disclosure requirements are effective immediately for our domestic plans, except for estimated future benefit payments, which will be effective in 2004.  This statement also requires interim-period disclosures of the components of net periodic benefit costs and, if significantly different from previously disclosed amounts, the amount of contributions and projected contributions to fund pension plans and other postretirement benefit plans.  These interim-period disclosures will be effective in the first quarter of 2004.

In December 2003, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which supercedes SAB No. 101, “Revenue Recognition in Financial Statements.”  The primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF Issue 00-21.  Additionally, SAB No. 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” issued with SAB No. 101 that had been Codified in SEC Topic 13, Revenue Recognition.  The adoption of SAB No. 104 did not have an impact on our Consolidated Financial Statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  A variable interest entity is required to be consolidated by the company that has a majority of the exposure to expected losses of the variable interest entity. The consolidation provisions of FIN No. 46, as revised, were effective immediately for interests created after January 31, 2003 and are effective on March 31, 2004 for interest created before February 1, 2003.  The adoption of FIN No. 46 did not have an impact on our Consolidated Financial Statements for interests created after January 31, 2003.  The company is evaluating the impact on the Consolidated Financial Statements for interests created before February 1, 2003.

Cautionary Statements about Forward-Looking Information

Statements in this report and in other company communications that are not historical facts are forward-looking statements, which are based upon our current expectations.  These statements involve risks and uncertainties that could cause actual results to differ materially from what appears within this annual report.

Forward-looking statements include descriptions of plans and objectives for future operations, and the assumptions behind those plans.  The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar expressions, usually identifies forward-looking statements.  Any and all projections of future performance are forward-looking statements.

In addition to the assumptions, uncertainties, and other information referred to specifically in the forward-looking statements, a number of factors relating to each business segment could cause actual results to be significantly different from what is presented in this annual report.  Those factors include, without limitation, the following:

Crane—market acceptance of new and innovative products; cyclicality of the construction industry; the effects of government spending on construction-related projects throughout the world; changes in world demand for our crane product offering; the replacement cycle of technologically obsolete cranes; demand for used equipment; actions of competitors; and foreign exchange rate risk.

Foodservice—market acceptance of new and innovative products; weather; consolidations within the restaurant and foodservice equipment industries; global expansion of customers; actions of competitors; the commercial ice-cube machine replacement cycle in the United States; specialty foodservice market growth; future strength of the beverage industry; and the demand for quickservice restaurant and kiosks.

Marine—shipping volume fluctuations based on performance of the steel industry; weather and water levels on the Great Lakes; trends in government spending on new vessels; five-year survey schedule; the replacement cycle of older marine vessels; growth of existing marine fleets; consolidation of the Great Lakes marine industry; frequency of casualties on the Great Lakes; and the level of construction and industrial maintenance.

Corporate (including factors that may affect all three segments)—changes in laws and regulations throughout the world; the ability to finance, complete and/or successfully integrate, restructure and consolidate acquisitions, divestitures, strategic alliances and joint ventures; successful and timely completion of new facilities and facility expansions; competitive pricing; availability of certain raw materials; changes in raw materials and commodity prices; changes in domestic and international economic and industry conditions, including steel industry conditions; changes in the interest rate environment; risks associated with growth; foreign currency fluctuations; world-wide political risk; health epidemics; pressure of additional financing leverage resulting from acquisitions; success in increasing manufacturing efficiencies; changes in revenue, margins and costs; work stoppages and labor negotiations; and the ability of our customers to obtain financing.